Exhibit 99.1

CONTACT:	Marie Remboulis – 248/354-9809
Paula Silver – 248/354-4530

Federal-Mogul Reports Third Quarter 2006 Results

Southfield, Michigan, October 18, 2006…Federal-Mogul Corporation (OTC Bulletin Board: FDMLQ) today reported its financial results for the three and nine month periods ended September 30, 2006.

Financial Summary (in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Net sales	$1,549	$1,500	$4,781	$4,799
Gross margin	262	234	852	801
Selling, general and administrative expenses	213	216	659	692
Loss before income taxes	(24)	(48)	(51)	(56)
Income tax benefit / (expense)	27	(22)	(32)	(74)
Net income / (loss)	3	(70)	(83)	(130)
Operational EBITDA*	134	115	455	401

*	Operational EBITDA is a non-GAAP measure defined to include discontinued operations and exclude impairment charges, Chapter 11 and U.K. Administration expenses, restructuring costs, income tax expense, interest expense, depreciation and amortization

Federal-Mogul reported net sales of $1,549 million for the quarter ended September 30, 2006. Compared with the quarter ended September 30, 2005, sales increased $49 million. Lower sales volumes were more than offset by the impact of the second quarter acquisition of Federal-Mogul Goetze India Limited and favorable foreign currency of $30 million and $29 million, respectively. For the nine month period ended September 30, 2006, net sales decreased by $18 million to $4,781 million due to unfavorable foreign currency. The impact on sales of the second quarter acquisition was more than offset by reduced net sales volumes.

Gross margin for the three and nine month periods ended September 30, 2006, when compared to the same periods of 2005, increased by $28 million and $51 million, respectively. Gross margin as a percent of sales improved to 17.8% for the nine month period ended September 30, 2006 compared to 16.7% for the comparable period of 2005. Productivity improvements, net of labor and benefits inflation, more than offset the impact of reduced sales volumes.

Selling, general and administrative (“SG&A”) expenses for the three and nine month periods ended September 30, 2006, when compared to the same periods of 2005, improved by $3 million and $33 million, respectively.

Federal-Mogul reported a loss before income taxes for the three month period ended September 30, 2006 of $24 million compared to a loss of $48 million for the same period of 2005. For the nine month period ended September 30, 2006, the Company reported a loss before income taxes of $51 million compared to a loss of $56 million for the same period of 2005. For the nine month period ended September 30, 2006, the $84 million of improvements in gross margin and selling, general and administrative expenses were mostly offset by $79 million for higher average interest rates, restructuring charges and adjustments of assets to fair value.

During September 2006, the company recognized an income tax benefit of $32 million associated with a change to certain foreign income tax regulations. This change clarifies the deductibility for local income tax purposes of certain interest expenses previously considered non-deductible tax items and resulted in a net tax benefit of $27 million for the quarter ended September 30, 2006. This tax benefit reduced total income tax expense to $32 million for the nine months ended September 30, 2006.

The Company reported net income of $3 million for the three months ended September 30, 2006, compared with a net loss of $70 million for the comparable period of the prior year. For the nine months ended September 30, 2006, the Company reported a net loss of $83 million, compared to a net loss of $130 million for the comparable period of 2005. The improvement in bottom-line results when compared to 2005 reflects the Company’s improved gross margins, reduced SG&A expenses and reduced income tax expense related to the significant income tax benefit recorded in the third quarter.

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined to include discontinued operations and exclude impairment charges, Chapter 11 and U.K. Administration expenses, restructuring costs, income tax expense, interest expense, depreciation and amortization.

The Company reported Operational EBITDA of $134 million and $455 million for the three and nine month periods ended September 30, 2006, respectively. When compared to the same period of 2005, Operational EBITDA increased by $19 million and $54 million, respectively. A reconciliation of Operational EBITDA to the Company’s loss before income taxes for the three and nine months ended September 30, 2006 has been included.

Combining cash provided from operating activities with cash expenditures for property, plant and equipment, the Company generated positive cash inflows of $46 million for the nine months ended September 30, 2006, compared with $33 million for the comparable period of 2005. For the nine months ended September 30, 2006 and 2005, the Company paid $67 million and $86 million, respectively, for Chapter 11 and U.K. Administration costs.

“We are pleased with the progress of our operating restructuring efforts and the strength of our global lean manufacturing,” said Chairman, President and Chief Executive Officer José Maria Alapont. “The Company has completed significant milestones toward emergence from Bankruptcy, including resolution of the Company Voluntary Arrangements for emergence of the United Kingdom administrated companies with activities in Europe, the Americas and Asia Pacific. We remain focused on the implementation of our global profitable growth strategy and providing quality excellence in our products, services and technologies at a competitive cost to satisfy customers, employees and stakeholders.”

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The Company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its global profitable growth strategy, creating value and satisfaction for its customers, employees, and stakeholders. Federal-Mogul was founded in Detroit in 1899. The Company is headquartered in Southfield, Michigan, and employs 45,000 people in 35 countries. Visit the Company’s web site at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and U.K. Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

FEDERAL - MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Share and Per Share Data)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Net sales	$1,548.6	$1,500.4	$4,780.5	$4,799.0
Cost of products sold	1,286.2	1,266.0	3,928.9	3,997.9

Gross margin	262.4	234.4	851.6	801.1

Selling, general and administrative expenses	212.7	215.9	658.6	691.9
Adjustment of long-lived assets to fair value	—	9.1	21.2	13.1
Interest expense, net	44.9	34.5	128.2	97.1
Chapter 11 and Administration related reorganization expenses	23.1	28.9	65.0	79.1
Equity earnings of unconsolidated affiliates	(6.6)	(8.9)	(23.7)	(30.2)
Restructuring expense, net	8.8	4.3	51.1	11.8
Other expense (income), net	3.6	(1.8)	2.3	(5.4)

Loss before income taxes	(24.1)	(47.6)	(51.1)	(56.3)

Income tax (benefit) expense	(26.7)	22.3	31.5	73.5

Net income (loss)	$2.6	$(69.9)	$(82.6)	$(129.8)

Basic and diluted income (loss) per common share:

Net income (loss) per common share	$0.03	$(0.79)	$(0.92)	$(1.46)

Weighted average shares outstanding (in millions)	89.6	89.1	89.3	89.1

FEDERAL - MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) September 30 2006	December 31 2005
Current assets:
Cash and equivalents	$429.0	$387.2
Restricted cash	747.9	700.9
Accounts receivable, net	1,084.2	1,011.1
Inventories, net	913.7	808.1
Prepaid expenses and other current assets	231.9	220.7

Total current assets	3,406.7	3,128.0

Property, plant and equipment, net	2,027.4	2,003.1
Goodwill and indefinite-lived intangible assets	1,206.5	1,189.5
Definite-lived intangible assets, net	292.0	289.6
Asbestos-related insurance recoverable	835.0	777.4
Prepaid pension costs	43.3	112.2
Other noncurrent assets	277.1	235.3

	$8,088.0	$7,735.1

Current liabilities:
Short-term debt, including current portion of long-term debt	$602.7	$606.7
Accounts payable	471.8	405.0
Accrued liabilities	560.7	536.0
Other current liabilities	118.4	116.9

Total current liabilities	1,753.6	1,664.6

Liabilities subject to compromise	6,017.3	5,988.8

Long-term debt	89.1	8.1
Postemployment benefits	2,370.9	2,230.8
Deferred income taxes	72.8	62.4
Other accrued liabilities	185.2	181.4
Minority interest in consolidated affiliates	57.9	32.0

Shareholders’ deficit:
Series C ESOP preferred stock	28.0	28.0
Common stock	445.3	445.3
Additional paid-in capital	2,159.3	2,154.6
Accumulated deficit	(3,684.7)	(3,602.1)
Accumulated other comprehensive loss	(1,406.7)	(1,458.8)

Total shareholders’ deficit	(2,458.8)	(2,433.0)

	$8,088.0	$7,735.1

FEDERAL - MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Nine Months Ended September 30
	2006	2005
Cash provided from (used by) operating activities
Net loss	$(82.6)	$(129.8)
Adjustments to reconcile net loss to net cash provided from (used by) operating activities:
Depreciation and amortization	241.3	263.6
Adjustment of long-lived assets to fair value	21.2	13.1
Change in postemployment benefits, including pensions	80.0	95.2
Change in deferred taxes	(7.0)	5.0
Changes in operating assets and liabilities:
Increase in accounts receivable	(20.5)	(87.9)
(Increase) decrease in inventories	(58.5)	41.1
Increase (decrease) in accounts payable	36.3	(23.5)
Changes in other assets and liabilities	(24.5)	(18.3)

Net cash provided from operating activities	185.7	158.5

Cash provided from (used by) investing activities
Expenditures for property, plant and equipment	(139.1)	(125.7)
Proceeds from the sale of property, plant and equipment	12.2	14.0
Net proceeds from sale of business	4.0	—
Payments to acquire business	(30.5)	—

Net cash used by investing activities	(153.4)	(111.7)

Cash provided from (used by) financing activities
Proceeds from borrowings on DIP credit facility	252.5	131.7
Principal payments on DIP credit facility	(268.0)	(81.0)
Decrease in short-term debt	(14.8)	(0.4)
Increase (decrease) in other long-term debt	5.1	(2.4)
Net change in restricted cash	20.6	—

Net cash (used by) provided from financing activities	(4.6)	47.9

Effect of foreign currency exchange rate fluctuations on cash	14.1	(49.2)

Increase in cash and equivalents	41.8	45.5

Cash and equivalents at beginning of period	387.2	700.6

Cash and equivalents at end of period	$429.0	$746.1

FEDERAL - MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(Millions of Dollars)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Loss before income taxes	$(24.1)	$(47.6)	$(51.1)	$(56.3)
Depreciation and amortization	81.9	85.0	241.3	263.6
Chapter 11 and Administration related reorganization expenses	23.1	28.9	65.0	79.1
Interest expense, net	44.9	34.5	128.2	97.1
Adjustment of assets to fair value	—	9.1	21.2	13.1
Restructuring expense, net	8.8	4.3	51.1	11.8
Finalization of 2004 Goodwill Impairment Charge	—	—	—	(7.7)
Other	(0.2)	1.0	(1.1)	—

Operational EBITDA	$134.4	$115.2	$454.6	$400.7